As filed with the Securities and Exchange Commission on June 14, 2006
                              Registration No. 333-



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                          BROOKDALE SENIOR LIVING INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                 20-3068069
   (State or other jurisdiction of        (I.R.S. Employer Identification No.)
   incorporation or organization)

                               ------------------

                             Deborah C. Paskin, Esq.
             Executive Vice President, Secretary and General Counsel
                          Brookdale Senior Living Inc.
                             330 North Wabash Avenue
                                   Suite 1400
                             Chicago, Illinois 60611
                    (Address of principal executive offices)

                               ------------------

            BROOKDALE SENIOR LIVING INC. OMNIBUS STOCK INCENTIVE PLAN
                            (Full title of the plan)

                               ------------------

                             Deborah C. Paskin, Esq.
             Executive Vice President, Secretary and General Counsel
                          Brookdale Senior Living Inc.
                             330 North Wabash Avenue
                                   Suite 1400
                             Chicago, Illinois 60611
                                 (312) 977-3700
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

                                    Copy to:

                              Joseph A. Coco, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                          New York, New York 10036-6522
                                 (212) 735-3000

                                                        CALCULATION OF REGISTRATION FEE

                                                             Proposed maximum    Proposed maximum     Amount of
         Title of each class of             Amount to be      offering price        aggregate        registration
      securities to be registered          registered (1)        per share        offering price       fee (2)
---------------------------------------    --------------    ----------------    ----------------    ------------
Common stock, par value $0.01 per share       2,900,000           $44.66           $129,514,000       $13,858.00


--------------------
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(2)  Computed in accordance with Rule 457(h) under the Securities Act.


                                EXPLANATORY NOTE


         This registration statement registers an additional 2,900,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Brookdale Senior Living Inc. (the "Company") that may be issued and sold under the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan (the "Plan"). This registration of 2,900,000 shares of Common Stock will increase the number of shares registered for issuance under the Plan to 4,900,000. As permitted by General Instruction E to the Form S-8, this registration statement incorporates by reference the registration statement on Form S-8, File No. 333-129877, which we filed with the Securities and Exchange Commission (the "SEC") on November 21, 2005.


         In connection with our merger with American Retirement Corporation ("ARC"), which was announced on May 12, 2006, our board of directors approved an amendment to the Plan (the "Plan Amendment") to reserve an additional 2,500,000 shares of Common Stock for issuance thereunder to satisfy (i) obligations to provide for certain purchases of common stock by ARC officers and employees and
(ii) obligations to make corresponding grants of restricted shares of common stock under the Plan to those ARC officers and employees who purchase such shares of Common Stock pursuant to employment agreements and optionee agreements entered into in connection with the merger, and for such other grants that may be made from time to time. On May 12, 2006, funds managed by affiliates of Fortress Investment Group LLC, who collectively hold approximately 65% of our common stock, executed a written consent approving the Plan Amendment, to become effective upon consummation of the Merger. This consent constitutes the consent of a majority of the total number of shares of our outstanding common stock and was sufficient to approve the Plan Amendment.


         In addition, the number of shares of Common Stock of the Company available for delivery under the Plan is subject to an automatic annual increase on the first day of each fiscal year of the Company commencing with the fiscal year beginning on or about January 1, 2006 by a number of shares equal to the lesser of (i) 400,000 shares of Common Stock or (ii) 2% of the number of outstanding shares of Common Stock. This registration statement registers the 400,000 additional shares of Common Stock resulting from the automatic annual increase for fiscal year 2006.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents previously filed with the SEC are incorporated by reference in this registration statement:


         (a) The Company's Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2005;


         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;


         (c) The Company's Current Reports on Form 8-K filed with the SEC on January 13, 2006, February 8, 2006, February 13, 2006, March 20, 2006, April 13,
2006, May 1, 2006, and May 15, 2006;


         (d) The Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2006; and


         (e) The description of the Common Stock contained in the Registration Statement on Form 8-A dated October 11, 2005, filed with the SEC by the Company to register such securities under the Securities and Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.


         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.


         Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


Item 8.  Exhibits.

  Exhibit No.                            Description
--------------    --------------------------------------------------------------
      5.1         Opinion of Deborah C. Paskin, Executive Vice President,
                  Secretary and General Counsel of Brookdale Senior Living Inc.
      23.1        Consent of Ernst & Young LLP
      23.2        Consent of Ernst & Young LLP
      23.3        Consent of Deborah C. Paskin (included in Exhibit 5.1)
      24.1        Power of Attorney (included on the signature pages hereto)

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Chicago, State of Illinois, on June 14, 2006.



                                          BROOKDALE SENIOR LIVING INC.


                                          By:  /s/ Mark J. Schulte
                                              ----------------------------------
                                              Name:  Mark J. Schulte
                                              Title: Chief Executive Officer

                                POWER OF ATTORNEY


         Each of the undersigned officers and directors of Brookdale Senior Living Inc., a Delaware corporation, hereby constitutes and appoints Wesley R. Edens, Mark J. Schulte, R. Stanley Young, and Deborah C. Paskin and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                        Title                         Date
--------------------------------------------------------------------------------
/s/ Wesley R. Edens            Chairman of the Board             June 14, 2006
-----------------------------
Wesley R. Edens


                               Chief Executive Officer
/s/ Mark J. Schulte            (Principal executive officer)     June 14, 2006
-----------------------------
Mark J. Schulte


                               Executive Vice President, Chief
                               Financial Officer, and Chief
                               Accounting Officer
                               (Principal financial officer)
/s/ R. Stanley Young           (Principal accounting officer)    June 14, 2006
-----------------------------
R. Stanley Young


/s/ William B. Doniger         Director                          June 14, 2006
-----------------------------
William B. Doniger


/s/ Jackie M. Clegg            Director                          June 14, 2006
-----------------------------
Jackie M. Clegg


/s/ Bradley E. Cooper          Director                          June 14, 2006
-----------------------------
Bradley E. Cooper


/s/ Jeffrey G. Edwards         Director                          June 14, 2006
-----------------------------
Jeffrey G. Edwards


/s/ Jeffrey R. Leeds           Director                          June 14, 2006
-----------------------------
Jeffrey R. Leeds


/s/ Samuel Waxman              Director                          June 14, 2006
-----------------------------
Samuel Waxman

                                  EXHIBIT INDEX

  Exhibit No.                            Description
--------------    --------------------------------------------------------------
      5.1         Opinion of Deborah C. Paskin, Executive Vice President,
                  Secretary and General Counsel of Brookdale Senior Living Inc.
      23.1        Consent of Ernst & Young LLP
      23.2        Consent of Ernst & Young LLP
      23.3        Consent of Deborah C. Paskin (included in Exhibit 5.1)
      24.1        Power of Attorney (included on the signature pages hereto)